INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated September 21, 2001 on the financial statements of Village XII Acquisition
Corporation included in and made part of the registration statement of Village XII Acquisition
Corporation dated October 29, 2001.

October 29, 2001

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant